Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

THE NASDAQ STOCK MARKET, INC.

                The Nasdaq Stock Market, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“Nasdaq”), DOES HEREBY CERTIFY:

                FIRST: That resolutions were duly adopted by the Board of Directors of Nasdaq setting forth a proposed amendment to the Restated Certificate of Incorporation of Nasdaq, as amended as of such date (the “Restated Certificate of Incorporation”), declaring the said amendment to be advisable and directing that the proposed amendment be submitted for the approval of the stockholders of Nasdaq. The resolutions setting forth the proposed amendment are as follows:

                                                                BE IT RESOLVED, that the Board of Directors (the “Board”) of The Nasdaq Stock Market, Inc. (“Nasdaq”) hereby approves and declares it advisable that the Restated Certificate of Incorporation of Nasdaq be amended (the “Amendment”) (i) to entitle the holders of Nasdaq’s 4.0% Convertible Subordinated Notes due 2006 (the “Notes”) that may be issued from time to time to vote on all matters submitted to a vote of the stockholders of Nasdaq, and (ii) to make the limitation on voting in excess of 5% of Nasdaq’s outstanding stock, which is contained in the Restated Certificate of Incorporation, applicable to the Notes and to shares of voting preferred stock, and

                                                                BE IT FURTHER RESOLVED, that the Board hereby adopts the Amendment to its Restated Certificate of Incorporation by replacing the entirety of Article Fourth, Article Ninth, and Article Eleventh with the language set forth in Attachment A to this resolution; and

                                                                BE IT FURTHER RESOLVED, that the Board hereby authorizes Nasdaq staff to make such filings with the Securities and Exchange Commission

(“SEC”) as are necessary to allow portions of the Amendment that have not previously been approved by the SEC to take effect; and

                                                                BE IT FURTHER RESOLVED, that the Board hereby directs that the Amendment be submitted for approval by the stockholders of Nasdaq, in accordance with the requirements of the Restated Certificate of Incorporation of Nasdaq and Delaware law; and

                                                                BE IT FURTHER RESOLVED, that the Board recommends that the stockholders of Nasdaq vote for approval of the Amendment; and

                                                                BE IT FURTHER RESOLVED, that the Chairman, the President, any Vice President, the Treasurer, and the Secretary of Nasdaq be, and each of them acting alone hereby is, authorized to execute and deliver, for and in the name and on behalf of Nasdaq, such instruments and documents and to do any and all such acts and things as he or she may in his or her sole discretion deem necessary or advisable fully to carry out the intents and purposes of the foregoing resolutions and the matters contemplated thereby, and the taking of any action by any such officer shall be conclusive evidence that he or she deems such action necessary or advisable, any and all acts which any such officer may do or perform in conformity with the authority conferred upon him or her by these resolutions being hereby ratified, confirmed and approved.

                                                SECOND, that the language set forth in Attachment A to the foregoing resolution is as follows:

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ARTICLE FOURTH

                A.            The total number of shares of stock which Nasdaq shall have the authority to issue is Three Hundred Thirty Million (330,000,000), consisting of Thirty Million (30,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”), and Three Hundred Million (300,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as “Common Stock”).

                B.            The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of Nasdaq (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof The authority of the Board with respect to each series shall include, but not limited to, determination of the following:

                (1) The designation of the series, which may be by distinguishing number, letter or title.

                (2) The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

                (3) The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

                (4) Dates at which dividends, if any, shall be payable.

                (5) The redemption rights and price or prices, if any, for shares of the series.

                (6) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

                (7) The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Nasdaq.

                (8) Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of Nasdaq or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

                (9) Restrictions on the issuance of shares of the same series or of any other class or series.

                (10) The voting rights, if any, of the holders of shares of the series.

                C.            1.     (a) Except as may otherwise be provided in this Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of

Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

                (b) Except as may otherwise be provided in this Restated Certificate of Incorporation or by applicable law, the holders of the 4.0% Convertible Subordinated Notes due 2006 (the “Notes”) which may be issued from time to time by Nasdaq shall be entitled to vote on all matters submitted to a vote of the stockholders of Nasdaq, voting together with the holders of the Common Stock (and of any other shares of capital stock of Nasdaq entitled to vote at a meeting of stockholders) as one class. Each principal amount of Notes shall be entitled to a number of votes equal to the number of votes represented by the Common Stock of Nasdaq that could then be acquired upon conversion of such principal amount of Notes into Common Stock, subject to adjustments as provided in the Notes. Holders of the Notes shall be deemed to be stockholders of Nasdaq, and the Notes shall be deemed to be shares of stock, solely for the purpose of any provision of the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation that requires the vote of stockholders as a prerequisite to any corporate action.

                2. Notwithstanding any other provision of this Restated Certificate of Incorporation, but subject to subparagraph 6 of this paragraph C. of this Article Fourth, in no event shall (i) any record owner of any outstanding Common Stock or Preferred Stock which is beneficially owned, directly or indirectly, as of any record date for the determination of stockholders and/or holders of Notes entitled to vote on any matter, or (ii) any holder of any Notes which are beneficially owned, directly or indirectly, as of any record date for the determination of stockholders and/or holders of Notes entitled to vote on any matter, by a person (other than an Exempt Person) who beneficially owns shares of Common Stock, Preferred Stock and/or Notes (“Excess Shares and/or Notes”) in excess of five percent (5%) of the thenoutstanding shares of stock generally entitled to vote as of the record date in respect of such matter, be entitled or permitted to vote any Excess Shares and/or Notes on such matter. For all purposes hereof, any calculation of the number of shares of stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of stock of which any person is the beneficial owner, shall be made in accordance with the last sentence of Rule 13d3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of filing this Restated Certificate of Incorporation.

                3. The following definitions shall apply to this paragraph C. of this Article Fourth:

                                                                (a) “Affiliate” shall have the meaning ascribed to that term in Rule 12b–2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of filing this Restated Certificate of Incorporation.

                                                                (b) A person shall be deemed the “beneficial owner” of, shall be deemed to have “beneficial ownership” of and shall be deemed to “beneficially own” any securities:

                                                                                                                (i) which such person or any of such person’s Affiliates is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d–3 of the General Rules and Regulations under the Exchange Act as in effect on the date of the filing of this Restated Certificate of Incorporation;

                                                                                                                (ii) which such person or any of such person’s Affiliates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates until such tendered securities are accepted for purchase; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                                                                                                                (iii) which are beneficially owned, directly or indirectly, by any other person and with respect to which such person or any of such person’s Affiliates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to (b)(ii)(B) above) or disposing of such securities; provided, however, that (A) no person who is an officer, director or employee of an Exempt Person shall be deemed,, solely by reason of such person’s status or authority as such, to be the “beneficial owner” of, to have “beneficial ownership” of or to “beneficially own” any securities that are “beneficially owned” (as defined herein), including, without limitation, in a fiduciary capacity, by an Exempt Person or by any other such officer, director or employee of an Exempt Person, and (B) the Voting Trustee, as defined in the Voting Trust Agreement by and among Nasdaq, the National Association of Securities Dealers, Inc., a Delaware corporation (the “NASD”), and The Bank of New York, a New York banking corporation, as such may be amended from time to time (the “Voting Trust Agreement”), shall not be deemed, solely by reason of such person’s status or authority as such, to be the “beneficial owner” of, to have “beneficial ownership” of or to “beneficially own” any securities that are governed by and held in accordance with the Voting Trust Agreement.

                                                                (c) A “person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

                                                                (d) “Exempt Person” shall mean Nasdaq or any Subsidiary of Nasdaq, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of Nasdaq or of any Subsidiary of Nasdaq, or any entity or trustee holding stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Nasdaq or of any Subsidiary of Nasdaq.

                                                                (e) “Subsidiary” of any person shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by such person, and any corporation or other entity that is otherwise controlled by such person.

                                                                (f) The Board shall have the power to construe and apply the provisions of this paragraph C. of this Article Fourth and to make all determinations necessary or desirable to implement such provisions, including, but not limited to, matters with respect to (1) the number of shares of stock beneficially owned by any person, (2) the number of Notes beneficially owned by any person, (3) whether a person is an Affiliate of another, (4) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership, (5) the application of any other definition or operative provision hereof to the given facts, or (6) any other matter relating to the applicability or effect of this paragraph C. of this Article Fourth.

                4. The Board shall have the right to demand that any person who is reasonably believed to hold of record or beneficially own Excess Shares and/or Notes supply Nasdaq with complete information as to (a) the record owner(s) of all shares and/or Notes beneficially owned by such person who is reasonably believed to own Excess Shares and/or Notes, and (b) any other factual matter relating to the applicability or effect of this paragraph C. of this Article Fourth as may reasonably be requested of such person.

                5. Any constructions, applications, or determinations made by the Board, pursuant to this paragraph C. of this Article Fourth, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon Nasdaq, its stockholders and the holders of the Notes.

                6. Notwithstanding anything herein to the contrary, subparagraph 2 of this paragraph C. of this Article Fourth shall not be applicable to any Excess Shares and/or Notes beneficially owned by (a) the NASD or its Affiliates until such time as the NASD beneficially owns five percent (5%) or less of the outstanding shares of stock and/or Notes entitled to vote on the election of a majority of directors at such time, (b) any other person as may be approved for such exemption by the Board prior to the time such person beneficially owns more than five percent (5%) of the outstanding shares of stock and/or Notes entitled to vote on the election of a majority of directors at such time or (c) Hellman & Friedman Capital Partners IV, L.P., H&F International Partners IV–A, L.P., H&F International Partners IV–B, L.P., and H&F Executive Fund, L.P. if the Board has approved an exemption for any other person pursuant to Section 6(b) of this paragraph C. of this Article Fourth (other than an exemption granted in connection with the establishment of a strategic alliance with another exchange or similar market). The Board, however, may not approve an exemption under Section 6(b): (i) for a registered broker or dealer or an Affiliate thereof (provided that, for these purposes, an Affiliate shall not be deemed to include an entity that either owns ten percent or less of the equity of a broker or dealer, or the broker or dealer accounts for one percent or less of the gross revenues received by the consolidated entity); or (ii) an individual or entity that is subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act. The Board may approve an exemption for any other stockholder or holder of Notes if the Board determines that granting such exemption would (A) not reasonably be expected to diminish the quality of, or public confidence in, The Nasdaq Stock Market or the other operations of Nasdaq, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (B) promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

                7. In the event any provision (or portion thereof) of this paragraph C. of this Article Fourth shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this paragraph C. of this Article Fourth shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision (or portion hereof) had been stricken herefrom or otherwise rendered inapplicable, it being the intent of Nasdaq, its stockholders and the holders of the Notes that each such remaining provision (or portion thereof) of this paragraph C. of this Article Fourth remains, to the fullest extent permitted by law, applicable and enforceable as to all stockholders and all holders of Notes, including stockholders and holders of Notes that beneficially own Excess Shares and/or Notes, notwithstanding any such finding.

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ARTICLE NINTH

                Nasdaq reserves the right to amend, alter, change, or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph C. of Article Fourth, Article Fifth, Article Seventh, Article Eighth or this Article Ninth; provided further, however, the affirmative vote of at least 66 2/3% of the voting power of the holders of the outstanding Notes shall also be required to (i) amend paragraph C. of Article Fourth in a manner that would adversely affect the rights of the holders of the Notes thereunder without similarly affecting the rights of the holders of the Common Stock thereunder or (ii) amend this clause.

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ARTICLE ELEVENTH

                In light of the unique nature of Nasdaq and its operations and in light of Nasdaq’s status as a self–regulatory organization, the Board of Directors, when evaluating (A) any tender or exchange offer or invitation for tenders or exchanges, or proposal to make a tender or exchange offer or request or invitation for tenders or exchanges, by another party, for any equity security of Nasdaq, (B) any proposal or offer by another party to (1) merge or consolidate Nasdaq or any subsidiary with another corporation or other entity, (2) purchase or otherwise acquire all or a substantial portion of the properties or assets of Nasdaq or any subsidiary, or sell or otherwise dispose of to Nasdaq or any subsidiary all or a substantial portion of the properties or assets of such other party, or (3) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize Nasdaq, (C) any action, or any failure to act, with respect to any holder or potential holder of Excess Shares and/or Notes subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth, (D) any demand or proposal, precatory or otherwise, on behalf of or by a holder or potential holder of Excess Shares and/or Notes subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth or (E)

any other issue, shall, to the fullest extent permitted by applicable law, take into account all factors that the Board of Directors deems relevant, including, without limitation, to the extent deemed relevant, (i) the potential impact thereof on the integrity, continuity and stability of The Nasdaq Stock Market and the other operations of Nasdaq, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (ii) whether such would promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

                THIRD: That thereafter, pursuant to the resolution of the Board of Directors of Nasdaq, a meeting of stockholders of Nasdaq was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware (the “DGCL”), at which meeting holders of 66 2/3 percent of the outstanding stock entitled to vote thereon, as required by the DGCL and the Restated Certificate of Incorporation in effect at the time, voted in favor of the Amendment.

                FOURTH: That the Amendment was duly adopted in accordance with the provisions of Sections 242 of the DGCL.

                IN WITNESS WHEREOF, The Nasdaq Stock Market, Inc. has caused this certificate to be signed by Joan C. Conley, its Senior Vice President and Corporate Secretary, this 7th day of August, 2002.

THE NASDAQ STOCK MARKET, INC.

By	/s/ Joan C. Conley
Name: Joan C. Conley
Office: Senior Vice President
and Corporate Secretary